AMENDMENT NO. 2
                               TO RIGHTS AGREEMENT


            Amendment, dated as of December 2, 2000 (the "Amendment No. 2"), between THE QUAKER OATS COMPANY, a New Jersey corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK, a national banking association (the "Rights Agent") and at the direction of the Company.

            WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of May 8, 1996 (the "Rights Agreement");

            WHEREAS, the Rights Agreement was amended by Amendment No. 1 to Rights Agreement ("Amendment No. 1") dated November 21, 2000 between the Company and the Rights Agent;

            WHEREAS, the Company desires to rescind Amendment No. 1 to Rights Agreement;

            WHEREAS, the Company desires to enter into an agreement providing for the merger of the Company with a wholly-owned subsidiary of PepsiCo, Inc. ("Parent").

            WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement);

            WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof; and

            WHEREAS, the effectiveness of this Amendment No. 2 is conditioned upon approval of the terms set forth herein by the Company's Board of Directors and the receipt by the Rights Agent of a Certificate of the Corporate Secretary of the Company certifying such approval;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 2, the parties hereby agree as follows:

            Section 1. Rescission of Amendment No. 1. Amendment No. 1 to Rights Agreement is hereby rescinded and shall have no further force and effect.

            Section 2.  Amendment to Definitions.   Section 1 of the Rights
Agreement is amended to add the following paragraph as the last paragraph thereof:

      "Notwithstanding the foregoing, neither Parent nor any of its Affiliates or Associates shall become an Acquiring Person, nor shall any Triggering Event, Distribution Date or Shares Acquisition Date occur or be deemed to occur, nor shall any holder of Rights be entitled to any rights or benefits pursuant to Section 7(a), Section 11(a), Section 13(a) or any other provision of this Agreement, in each case as a result of the execution of the Agreement and Plan of Merger, dated as of December 2, 2000 by and among the Company, Merger Sub (as defined in the Merger Agreement) and Parent (as the same may be amended from time to time, the "Merger Agreement") or the related Stock Option Agreement dated as of December 2, 2000 between the Company and Parent (the "Option Agreement") or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement or the Option Agreement."

            Section 3. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            Section 4. Counterparts. This Amendment No. 2 may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

            Section 5. Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made to be performed entirely within such State.

            Section 6. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.



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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first above written.


Attest:                                   THE QUAKER OATS COMPANY


By:   /s/ Dennis J. Block                 By:   /s/ John G. Jartz
     -------------------------------           -------------------------
     Name: Dennis J. Block                     Name:  John G. Jartz
     Title:                                    Title: Senior Vice President


Attest:                                   HARRIS TRUST AND SAVINGS BANK, as
                                          Rights Agent


By:   /s/ Jaclyn Saper                    By:   /s/ Martin J. McHale
     -------------------------                 -------------------------------
     Name:  Jaclyn Saper                       Name:  Martin J. McHale
     Title: V.P. & Counsel                     Title: Vice President